                                                                  EXHIBIT (a) 15

                                                                    NEWS RELEASE

    AMERICAN REALTY INVESTORS WAIVES FINANCING CONDITION TO ITS TENDER OFFER
                              FOR TRANSCONTINENTAL
            REALTY INVESTORS AND INCOME OPPORTUNITY REALTY INVESTORS
         COMMON STOCK; EXPIRATION DEADLINE EXTENDED TO MARCH 18, 2003.

DALLAS, March 11, 2003 -- American Realty Investors, Inc. (NYSE: ARL) announced Tuesday it has waived the financing condition to its tender offers for all the common shares of its affiliates Transcontinental Realty Investors, Inc. (NYSE:
TCI) and Income Opportunity Realty Investors, Inc. (AMEX: IOT) and will pay for shares tendered from cash on hand. In addition, American Realty has extended the expiration date of the tender offers to 12:00 midnight Eastern Time, Tuesday, March 18, 2003.

American Realty has been informed by American Stock Transfer and Trust Company, the depositary for both tender offers, that as of 5 p.m. Eastern time, March 10, 2003, approximately 1.09 million shares of Transcontinental Realty Investors common stock, or approximately 13.66 percent of outstanding TCI shares, have been tendered and not withdrawn pursuant to the tender offer, and that approximately 258,470 shares of Income Opportunity Realty Investors common stock, or approximately 17.65 percent of outstanding IOT shares, have been tendered and not withdrawn pursuant to the tender offer.

American Realty Investors is a real estate investment company that holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and land. Transcontinental Realty Investors is a real estate investment company that invests in real estate similar to ARL's holdings. Income Opportunity Realty Investors is a real estate investment trust that invests in real estate. For more information on the companies, visit their websites at www.bcm-inc.com.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF TRANSCONTINENTAL REALTY INVESTORS, INC. OR SHARES OF INCOME OPPORTUNITY REALTY INVESTORS, INC. EACH ACQUIRING ENTITY FILED A TENDER OFFER STATEMENT AND EACH TARGET ENTITY HAS FILED A SOLICITATION/ RECOMMENDATION STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF EACH TARGET ENTITY AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/ RECOMMENDATION STATEMENT ALSO IS AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV . TENDER OFFER STATEMENT AND RELATED MATERIALS MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO AMERICAN REALTY'S INFORMATION AGENT, GEORGESON SHAREHOLDER COMMUNICATIONS. FOR TRANSCONTINENTAL INFORMATION, CALL TOLL-FREE (866) 423-4880. FOR INCOME OPPORTUNITY INFORMATION, CALL TOLL-FREE (866) 423-4879.

                                      # # #

Information Agent:  Transcontinental Realty Investors (866) 423-4880.
                    Income Opportunity Realty Investors (866) 423-4879.

Media Contact:  Phyllis Wolper (469) 522-4245  investor.relations@bcminc.com